AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1996

                                                REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                         COLLINS & AIKMAN PRODUCTS CO.
             (Exact name of registrant as specified in its charter)
                              -------------------

                     DELAWARE                                           13-0588910
         (State of other jurisdiction of                   (I.R.S. Employer Identification No.)
          incorporation or organization)

                            AND ITS GUARANTOR PARENT
                          COLLINS & AIKMAN CORPORATION
             (Exact name of registrant as specified in its charter)
                              -------------------


                     DELAWARE                                           13-3489233
         (State of other jurisdiction of                   (I.R.S. Employer Identification No.)
          incorporation or organization)

                              701 MCCULLOUGH DRIVE
                        CHARLOTTE, NORTH CAROLINA 28262
                                 (704) 547-8500
                              -------------------
                           ELIZABETH R. PHILIPP, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          COLLINS & AIKMAN CORPORATION
                          210 MADISON AVENUE, 6TH FL.
                            NEW YORK, NEW YORK 10016
                                 (212) 578-1336
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------
                                   COPIES TO:


          ROBERT ROSENMAN, ESQ.                    ROBERT A. PROFUSEK, ESQ.
         CRAVATH, SWAINE & MOORE                  JONES, DAY, REAVIS & POGUE
            825 EIGHTH AVENUE                        599 LEXINGTON AVENUE
         NEW YORK, NEW YORK 10019                  NEW YORK, NEW YORK 10022
              (212) 474-1300                            (212) 326-3800

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / _____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------
                        CALCULATION OF REGISTRATION FEE


                                                    PROPOSED MAXIMUM
                                AGGREGATE AMOUNT        AGGREGATE       PROPOSED MAXIMUM        AMOUNT OF
   TITLE OF EACH CLASS OF              TO            OFFERING PRICE         AGGREGATE         REGISTRATION
SECURITIES TO BE REGISTERED      BE REGISTERED          PER UNIT         OFFERING PRICE            FEE
Debt Securities.............          (1)                  N/A                 (1)                $100
Guarantee of the Debt
Securities..................          (2)                  N/A                 N/A               N/A (3)

(1) An indeterminate amount of Debt Securities are being registered hereby for the purpose of secondary market making transactions by the Registrants or affiliates thereof.
(2) The Debt Securities being registered will be irrevocably, fully and unconditionally guaranteed on an unsecured senior basis or an unsecured subordinated basis, as applicable, by Collins & Aikman Corporation. Collins
    & Aikman Products Co. is a wholly owned subsidiary of Collins & Aikman Corporation.
(3) No additional registration fee is payable in respect of the registration of the Guarantees.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO $400,000,000 AGGREGATE PRINCIPAL AMOUNT OF DEBT SECURITIES (AND RELATED GUARANTEE) PREVIOUSLY REGISTERED UNDER THE REGISTRANTS' REGISTRATION STATEMENT ON FORM S-3 (NO. 33-62665). THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRANTS' REGISTRATION STATEMENT ON FORM S-3 (NO. 33-62665).

                   SUBJECT TO COMPLETION, DATED JUNE 4, 1996

PROSPECTUS
                         COLLINS & AIKMAN PRODUCTS CO.
                                DEBT SECURITIES
           UNCONDITIONALLY GUARANTEED BY COLLINS & AIKMAN CORPORATION

   Collins & Aikman Products Co. (the "Company") may offer from time to time, together or separately, unsecured notes, debentures or other evidences of indebtedness ("Debt Securities"), which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities") in priority of payment, having an aggregate initial public offering price not to exceed $400,000,000 (including the U.S. dollar equivalent of securities for which the initial public offering price is denominated in one or more foreign currencies or composite currencies). The Debt Securities may be offered in one or more series, in amounts, at prices and on terms determined at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

   The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be unsecured and subordinated as described under "Subordinated Securities" and the Senior Securities and the Subordinated Securities will be effectively subordinated to all obligations of the subsidiaries of the Company.

   The Debt Securities will be irrevocably, fully and unconditionally guaranteed (the "Guarantee") on an unsecured senior basis, in the event Senior Securities are issued, or on an unsecured subordinated basis, in the event Subordinated Securities are issued, by Collins & Aikman Corporation ("C&A Co."). The Company is a wholly owned subsidiary of C&A Co. None of the subsidiaries of the Company will guarantee the Debt Securities. C&A Co. is a holding company that derives all its operating income and cash flow from its subsidiary, the Company, the common stock of which presently constitutes C&A Co.'s only material asset.

   The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable, whether they are Senior Securities or Subordinated Securities, the specific designation, aggregate principal amount, currency, denomination, maturity (which may be fixed or extendible), priority, interest rate (or manner of calculation thereof), if any, time of payment of interest, if any, terms for any redemption, terms for any repayment at the option of the holder, terms for any sinking fund payments, the initial public offering price, special provisions relating to Debt Securities in bearer form, provisions regarding original issue discount securities, additional covenants including event risk provisions, and any other specific terms of such Debt Securities.

   The Prospectus Supplement will also contain information, where applicable and material, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by the Prospectus Supplement.

   FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE DEBT SECURITIES, SEE "RISK FACTORS" AT PAGE 3.

                              -------------------

   The Debt Securities may be offered directly, through underwriters, dealers or agents as designated from time to time, or through a combination of such methods. See "Plan of Distribution". If any agents of the Company or any dealers or underwriters are involved in the offering of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement. The Company may also issue contracts under which the counterparty may be required to purchase Debt Securities. Such contracts would be issued with the Debt Securities in amounts, at prices and on terms to be set forth in the applicable Prospectus Supplement.

   The Company or one or more of its affiliates may from time to time purchase or acquire a position in the Debt Securities and may, at its option, hold or resell such Debt Securities. Wasserstein Perella Securities, Inc. ("WP Securities"), an affiliate of the Company, expects to offer and sell previously issued Debt Securities in the course of its business as a broker-dealer. WP Securities may act as principal or agent in such transactions. This Prospectus and the related Prospectus Supplement may be used by the Company or any of its affiliates, including WP Securities, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale. See "Plan of Distribution".

                              -------------------

   This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                              -------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                  THE DATE OF THIS PROSPECTUS IS       , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

    C&A Co. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by C&A Co. with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York, on which C&A Co.'s Common Stock, par value $.01 per share (the "Common Stock"), is listed. The Company is not currently subject to the periodic reporting and other informational requirements of the Exchange Act because management of the Company believes that the reports and other information, including the summary financial statements of the Company to be included in the financial statements of C&A Co. filed therewith, filed by C&A Co. will provide investors with all material information with regard to the Company. If the Company is not required to deliver annual reports of C&A Co. to holders of Debt Securities pursuant to the Securities Exchange Act of 1934, the Company will deliver quarterly and annual reports of C&A Co. to the holders of Debt Securities at the same time that C&A Co. delivers such reports to its security holders.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and C&A Co. with the Commission under the Securities Act of 1933 (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

    The Company incorporates herein by reference C&A Co.'s Annual Report on Form 10-K for the fiscal year ended January 27, 1996 filed by C&A Co. with the Commission (File No. 1-10218) pursuant to the Exchange Act and C&A Co.'s Reports on Form 8-K filed by C&A Co. with the Commission (File No. 1-10218) on April 10, 1996 and May 17, 1996 pursuant to the Exchange Act.

    All documents and reports subsequently filed by C&A Co. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereunder shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

    The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be directed to: Collins & Aikman Products Co., 701 McCullough Drive, P.O. Box 32665, Charlotte, NC 28232-2665 (telephone: (704) 548-2370), Attention:
Director-Investor Relations.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Debt Securities.

CYCLICALITY OF INDUSTRIES

    The Company's business segments are highly cyclical. Downturns in North American automotive production, consumer spending, commercial and residential construction and renovation and by consumer confidence could have a material adverse effect on the Company.

DEPENDENCE ON SIGNIFICANT AUTOMOTIVE CUSTOMERS AND CAR MODELS

    The Company's sales are dependent on certain significant customers. Sales to General Motors Corporation, Ford Motor Company and Chrysler Corporation accounted for approximately 23.3%, 11.6% and 12.7%, respectively, of the Company's 1995 net sales. In addition, certain of the Company's customers are unionized and have in the past experienced labor disruptions. The loss of one or more significant customers or a prolonged disruption in their production could have a material adverse effect on the Company.

    The Company principally competes for new business in its Automotive Products segment at the design stage of new models and upon the redesign of existing models. There can be no assurance that the Company will continue to be able to obtain such new business or to improve or maintain its gross margins on such new business. In addition, the Company may not be able to pass on raw material price increases to its customers due to pricing pressure from its customers. A decrease in demand for the models that generate the most sales for the Company, the failure of the Company to obtain purchase orders for new or redesigned models and pricing pressure from the major automotive companies could have a material adverse effect on the Company.

VULNERABILITY TO CHANGES IN CONSUMER TASTES

    Consumer tastes in automotive seat fabrics and interior furnishings change over time. A shift in consumer preferences away from the products that the Company produces or has the capability to produce could have a material adverse effect on the Company.

COMPETITION

    The industries in which the Company operates are highly competitive. There can be no assurance that the Company's products will compete successfully with those of its competitors. Several competitors are larger and may have greater financial and other resources available to them. There can be no assurance that the Company will be able to maintain its operating margins if the competitive environment changes.

SUBSTANTIAL LEVERAGE

    The substantial indebtedness of the Company and its subsidiaries could have important consequences to holders of Debt Securities, including the following:
(i) the ability of the Company and its subsidiaries to obtain additional financing in the future to refinance maturing debt or for working capital, capital expenditures, acquisitions and other general corporate purposes could be impaired; (ii) a substantial portion of the cash flow from operations of the Company and its subsidiaries must be dedicated to the payment of the principal of and interest on existing indebtedness, which will have the effect of decreasing the amount available for working capital, capital expenditures, acquisitions or other general corporate purposes; (iii) the Company and its subsidiaries could be more highly leveraged than certain of their competitors, which may place the Company and its subsidiaries at a competitive disadvantage;
(iv) a significant portion of the borrowings of the Company and its subsidiaries are at variable rates of interest, and consequently the Company and its subsidiaries will be vulnerable to increases in interest rates; and (v) the high degree of leverage of the Company and its subsidiaries may make the Company more vulnerable to economic downturns. At January 27, 1996 the Company had an aggregate of approximately $768.1 million of indebtedness outstanding (excluding approximately $128.0 million in off-balance sheet financing under a receivables facility, approximately $.7 million of indebtedness of the discontinued Wallcoverings segment and approximately $28.1 million of outstanding letters of credit) and unused borrowing availability of approximately $46.9 million under a revolving credit facility and $5.5 million under a working capital facility for a Canadian subsidiary. Incurrence of additional indebtedness would increase this degree of leverage and, therefore, could exacerbate the consequences described above. The Company intends to pursue a growth-oriented strategy and to consider the incurrence of additional indebtedness and other capital market transactions to finance its planned expansion.

SECURITY INTERESTS

    The capital stock of the Company's principal subsidiaries and certain real estate of the Company and its subsidiaries are subject to various security interests and liens securing certain indebtedness of the Company and its subsidiaries. In addition, substantially all the receivables of the Company and its subsidiaries have been transferred to a trust in connection with a receivables financing. See "Existing Credit Facilities".

LIMITATIONS IMPOSED BY EXISTING CREDIT FACILITIES

    The Company's existing credit facilities contain a number of restrictive covenants which, among other things, limit the ability of the Company and its subsidiaries to make capital expenditures, to incur other indebtedness, to create liens and to make certain restricted payments, and which require the Company to maintain certain specified financial ratios, some of which become more restrictive over time. A failure by the Company to satisfy such financial ratios or to comply with the restrictions contained in its credit facilities could result in a default thereunder, which in turn could result in such indebtedness being declared immediately due and payable. If the Company were unable to repay such indebtedness, the lenders under the Company's credit facilities could proceed against their collateral, which includes 100% of the common stock of the Company and of its principal subsidiaries. See "Existing Credit Facilities".

HISTORICAL LOSSES

    C&A Co. has experienced net losses in four of the last five fiscal years, and as of January 27, 1996 had an accumulated deficit of $770.1 million. Even though C&A Co. is operating with lower interest charges and has been profitable since its initial public offering and Recapitalization in July 1994 (the "Recapitalization"), there can be no assurance as to whether C&A Co.'s operations will remain profitable.

COLLECTIVE BARGAINING AGREEMENTS

    The Company is a party to collective bargaining agreements with respect to hourly employees of its continuing operations at six of its 42 U.S. facilities, its seven Canadian facilities and its four Mexican facilities. The Company's continuing operations employ 11,700 persons, approximately 2,900 of which, all of whom are employed in the Company's Automotive Products segment, are covered by such agreements. The Company has not experienced any significant labor disruptions during the past five years. Although management believes that its relationship with the employees covered by collective bargaining agreements is good, there can be no assurance that the Company will be able to negotiate new agreements on favorable terms.

ENVIRONMENTAL MATTERS AND OTHER CONTINGENCIES

    The Company is subject to stringent Federal, state, local and foreign laws and regulations concerning the environment. Changes in environmental laws and regulations may require the Company to make substantial capital expenditures and to incur substantial expenses with respect to its ongoing and divested operations and properties. In addition, the Company has received notices that it is a potentially responsible party ("PRP") in a number of proceedings for cleanup of hazardous substances at various sites. The Company may be named as a PRP at other sites in the future. It is difficult to estimate the total cost of investigation and remediation due to various factors including incomplete information regarding particular sites and other PRPs, uncertainty regarding the extent of environmental problems and the Company's share, if any, of liability for such problems, the selection of alternative compliance approaches, the complexity of the environmental laws and regulations and changes in cleanup standards and techniques. When it has been possible to provide reasonable estimates of the Company's liability with respect to environmental sites, provisions have been made in accordance with generally accepted accounting principles. However, there can be no assurance that the Company has identified or properly assessed all potential environmental liabilities arising from the activities or properties of the Company, its present and former subsidiaries and their corporate predecessors.

    The Company has significant financial and legal obligations with respect to certain divested and acquired businesses. In connection with the sale and acquisition of certain businesses, the Company has agreed to indemnify the purchasers and sellers for certain environmental liabilities, lease obligations and other matters. In addition, the Company is contingently liable with respect to certain lease and other obligations assumed by certain purchasers and may be required to honor such obligations if such purchasers are unable or unwilling to do so.

ABSENCE OF PUBLIC MARKET FOR THE DEBT SECURITIES

    The Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Debt Securities.

POTENTIAL APPLICABILITY OF FRAUDULENT TRANSFER LAWS

    Management believes that each of the Company and C&A Co., after the issuance of the Debt Securities, will be solvent, will have sufficient capital for carrying on its respective businesses and will be able to pay its debts as they become due. Notwithstanding management's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor in possession) were to find that either the Company or C&A Co. did not receive fair consideration or reasonably equivalent value for issuing the Debt Securities or the Guarantee, respectively, and, at the time of the incurrence of indebtedness represented by the Debt Securities or the Guarantee, the Company or C&A Co. was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud its creditors, such court could avoid such indebtedness or, quite apart from the express subordination of such indebtedness of the Company or C&A Co., as applicable, such court could subordinate such indebtedness to other existing and future indebtedness of the Company or C&A Co., as applicable. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts is greater than all the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

                                  THE COMPANY

    The Company is a major supplier of interior textile and plastic trim products to the North American automotive industry, with leading positions in five major product lines. The Company is also a leading manufacturer of residential upholstery, as well as a major provider of contract carpet products in the United States. On April 9, 1996, the Company announced its intention to spin off its Imperial Wallcoverings subsidiary ("Wallcoverings") to the stockholders of C&A Co. The spin-off is subject to, among other things, the consent of the Company's lenders and final approval of the Company's Board of Directors. The financial results and net assets of Wallcoverings have been accounted for as a discontinued operation. Accordingly, previously reported financial results for all periods have been restated to reflect Wallcoverings as a discontinued operation.

    C&A Co. is a holding company whose only material asset is the common stock of the Company. The Company's and C&A Co.'s principal executive offices are located at 701 McCullough Drive, Charlotte, North Carolina 28262 and the telephone number at that location is (704) 547-8500.

    As used in this Prospectus, the term the "Company" refers to Collins & Aikman Products Co. and its subsidiaries, unless the context otherwise indicates.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for C&A Co. is set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover charges, the amount of coverage deficiency (in millions), instead of the ratio is disclosed.

                                                                 FISCAL YEAR ENDING JANUARY
                                                         -------------------------------------------
                                                          1992      1993      1994      1995    1996
                                                         ------    ------    -------    ----    ----
                                                                (DOLLAR AMOUNTS IN MILLIONS)
Ratio of earnings to fixed charges (or amounts by
  which earnings were inadequate to cover fixed
charges)..............................................   ($92.4)   ($85.2)   ($173.1)   1.8x    2.3x

    For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) from continuing operations before income taxes, plus fixed charges relating to continuing operations. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs), loss on sale of receivables, preferred stock dividends of subsidiaries and the portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the fiscal years ended January 1992, 1993 and 1994.

    On July 13, 1994, the Company effected the Recapitalization in connection with its initial public offering. Prior to the Recapitalization, fixed charges were higher due to larger average outstanding amounts, and higher average interest rates, under C&A Co.'s various debt facilities. Additionally, earnings from continuing operations for the fiscal years prior to the Recapitalization were negatively impacted by various charges related to restructuring, compensation and goodwill. Accordingly, the ratio for the fiscal year ended January 1995 reflects the benefits of the Recapitalization for a part of the year and for the fiscal year ended January 1996 reflects the benefits for the full year.

                                USE OF PROCEEDS

    Except as may otherwise be set forth in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including working capital, capital expenditures and acquisitions.

                           EXISTING CREDIT FACILITIES

THE CREDIT AGREEMENT FACILITIES

    C&A Co. and the Company are parties to a credit agreement dated as of June 22, 1994, as amended (the "Credit Agreement"), with Chemical Bank ("Chemical") and the lenders named therein providing for (i) an eight-year senior secured term loan facility in an aggregate principal amount of $475 million (the "Term Loan Facility"), which was drawn in full on July 13, 1994 to prepay other indebtedness in connection with the Recapitalization, and (ii) a seven-year senior secured revolving credit facility (the "Revolving Facility", and together with the Term Loan Facility, the "Credit Agreement Facilities") in an aggregate principal amount of up to $150 million. At January 27, 1996, the Company had unused borrowing availability of approximately $46.9 million under the Revolving Facility.

    On December 22, 1995, C&A Co. and the Company entered into an additional credit facility (as amended, the "Term Loan B Facility") to finance the January 1996 purchase of Manchester Plastics. The Term Loan B Facility provides for a term loan in the principal amount $197 million, all of which was outstanding at January 27, 1996. In conjunction with the Term Loan B Facility, the restrictive covenants of the Credit Agreement Facilities were amended to permit the purchase of Manchester Plastics. The restrictive covenants contained in the Term Loan B Facility are identical to those in the Credit Agreement Facilities.

    The Company is the borrower under the Credit Agreement Facilities and the Term Loan B Facility, although a portion of the Term Loan Facility has been borrowed by a Canadian subsidiary of the Company. Loans outstanding under the Credit Agreement Facilities bear interest, due quarterly, at a per annum rate equal to the Company's choice of (i) Chemical's Alternate Base Rate (which is the highest of Chemical's announced prime rate, the Federal Funds Rate plus .5% and Chemical's base certificate of deposit rate plus 1%) plus a margin ranging from 0% to .75% or (ii) the offered rates for Eurodollar deposits ("LIBOR") of one, two, three, six, nine or 12 months (as selected by the Company) plus a margin ranging from 1% to 1.75%. Pursuant to the terms of the Credit Agreement, at January 27, 1996 the Alternate Base Rate margin was .75% and the LIBOR margin was 1.75%. Such margins under the Credit Agreement Facilities will increase by 1/4% over the margins then in effect on July 13, 1999. Indebtedness under the Term Loan B Facility bears interest at a per annum rate equal to the Company's choice of (i) Chemical Bank's Alternate Base Rate as described above plus a margin of 1.25% or (ii) LIBOR of one, two, three or six months, as selected by the Company, plus a margin of 2.25%.

    Loans under the Term Loan Facility and the Term Loan B Facility amortize in annual amounts equal to (i) $41.9 million in 1996, (ii) $68.1 million in 1997,
(iii) $88.9 million in 1998, (iv) $101.8 million in 1999, (v) $109.4 million in each of 2000 and 2001 and (vi) the remainder in 2002. The Revolving Facility will mature on July 13, 2001. In addition, the Credit Agreement and the Term Loan B Facility provide for mandatory prepayments with certain excess cash flow of the Company, net cash proceeds of certain asset sales or other dispositions by the Company and its subsidiaries, net cash proceeds of certain sale/leaseback transactions and net cash proceeds of certain issuances of debt obligations (which are not expected to include Debt Securities). Mandatory prepayments will be applied pro rata across remaining scheduled maturities. Loans under the Credit Agreement Facilities and Term

Loan B Facility are voluntarily prepayable by the Company at any time without penalty. Voluntary prepayments will be applied against the most current scheduled maturities.

    The Credit Agreement Facilities and the Term Loan B Facility are guaranteed by C&A Co. and each existing and subsequently acquired or organized United States subsidiary of C&A Co., subject to certain exceptions (the "Credit Agreement Guarantees"). The Credit Agreement Facilities, the Term Loan B Facility and the Credit Agreement Guarantees are secured by a first priority pledge of all the capital stock of the Company and each subsidiary (other than certain unrestricted subsidiaries) of the Company (or, in the case of any foreign subsidiary, 65% of the capital stock of such subsidiary), subject to certain exceptions, and certain intercompany indebtedness.

    The Credit Agreement and the Term Loan B Facility contain various restrictive covenants, including limitations on indebtedness of C&A Co. and its subsidiaries (including the Company); limitations on dividends and on redemptions and repurchases of capital stock; limitations on prepayments, redemptions and repurchases of debt; limitations on liens and sale/leaseback transactions; limitations on loans and investments; limitations on capital expenditures; a prohibition on C&A Co.'s direct ownership of any subsidiary other than the Company or certain unrestricted subsidiaries; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates and stockholders; limitations on fundamental changes in business conducted; and limitations on the amendment of debt and other material agreements and licenses. In addition to the foregoing, the Credit Agreement and Term Loan B Facility contain financial covenants applicable to C&A Co. and its subsidiaries (including the Company) on a consolidated basis. Under these covenants C&A Co. and its subsidiaries are required: to maintain, for each period of four consecutive fiscal quarters, a ratio of EBITDA to cash interest expense of 3.25 to 1.00 through April 30, 1996 and 3.50 to 1.00 from May 1, 1996 through January 31, 1997 (which ratio increases periodically thereafter, to 4.75 to 1.00 on and after February 1, 1998); to maintain a ratio of funded debt to EBITDA for the preceding 12 consecutive months of not more than 3.95 to 1.00 until April 30, 1996 and 3.50 to 1.00 from May 1, 1996 through July 31, 1996 (which ratio decreases periodically thereafter, to 2.25 to 1.00 on and after February 1, 1999); to have a minimum EBITDA of $175 million in each fiscal year; and to maintain a ratio of current assets to current liabilities at the end of each fiscal quarter of at least 1.25 to 1.00.

    The Credit Agreement and the Term Loan B Facility also contain various events of default (with customary qualifications and exceptions), including nonpayment of principal or interest; violation of covenants; material breaches of representations and warranties; cross default and cross acceleration; bankruptcy; material undischarged judgments; certain ERISA events; invalidity of security documents; invalidity of subordination provisions; and Change in Control. "Change in Control" is defined in the Credit Agreement and Term Loan B Facility as (a) a majority of the board of directors of C&A Co. ceases to be comprised of Continuing Directors (defined as any director of C&A Co. who either
(x) was a member of the board of directors on July 13, 1994 or (y) after such date became a member of the board of directors and whose election was approved by vote of a majority of the Continuing Directors then on the board of directors of C&A Co.), (b) a person or group (other than the Company's current principal stockholders, Wasserstein Perella Partners, L.P. ("WP Partners"), Blackstone Capital Partners L.P. ("Blackstone Partners"), and additional designated persons) beneficially owns, directly or indirectly, shares representing more than 25% of the aggregate ordinary voting power represented by the outstanding capital stock of C&A Co. at any time that WP Partners, Blackstone Partners and additional designated persons do not beneficially own shares representing at least 50% of the aggregate ordinary voting power represented by the outstanding capital stock of C&A Co. or (c) C&A Co. ceases to maintain direct ownership of the Company, free of liens and claims (other than liens in connection with a pledge under the Credit Agreement and Term Loan B Facility).

    In addition to the foregoing, the Credit Agreement and the Term Loan B Facility contain other miscellaneous provisions, including provisions concerning indemnification by the Company of each lender against losses, claims or other expenses and payment by the Company of certain fees and expenses of the lenders and their respective advisors and consultants.

    The description of the Credit Agreement Facilities and the Term Loan B Facility set forth above does not purport to be complete and is qualified in its entirety by reference to the documents which are filed as exhibits and incorporated by reference into the Registration Statement of which this Prospectus forms a part.

RECEIVABLES FACILITY

    The Company, through a trust (the "Trust") formed by its wholly-owned, bankruptcy-remote subsidiary, Carcorp, Inc. ("Carcorp"), is a party to a receivables facility (the "Receivables Facility") comprised of (i) term certificates, which were issued on March 31, 1995 in an aggregate face amount of $110 million and (ii) variable funding certificates, which represent revolving commitments, of up to an aggregate of $75 million. The term certificates and the variable funding certificates have a term of five years. Carcorp purchases on a revolving basis and transfers to the Trust virtually all trade receivables generated by the Company and certain of its subsidiaries (the "Sellers"). The certificates represent the right to receive payments generated by the receivables held by the Trust.

    Availability under the variable funding certificates at any time depends primarily on the amount of receivables generated by the Sellers from sales to the auto industry, the rate of collection on those receivables and other characteristics of those receivables which affect their eligibility (such as bankruptcy or downgrading below investment grade of the obligor, delinquency and excessive concentration). Based on these criteria, at January 27, 1996 approximately $19.8 million was available under the variable funding certificates, of which approximately $18.0 million was utilized.

    The proceeds received by Carcorp from collections on receivables, after the payment of expenses and amounts due on the certificates, are used to purchase new receivables from the Sellers. Collections on receivables are required to remain in the Trust if at any time the Trust does not contain sufficient eligible receivables to support the outstanding certificates. At January 27, 1996, cash collateral of $8.7 million was required to be retained in the Trust. Additionally, the Trust held $15.7 million of cash collections to be distributed upon determination of eligibility. The Receivables Facility contains certain other restrictions on Carcorp and on the Sellers customary for facilities of this type and will terminate prior to its term upon the occurrence of certain events of default. Under the Receivables Facility, the term certificates bear interest at an average rate equal to the rate on one-month LIBOR deposits plus 34 one-hundredths of one percent per annum and the variable funding certificates bear interest, at Carcorp's option, at a LIBOR deposit rate plus 40 one-hundredths of one percent per annum or a prime rate.

    The description of the Receivables Facility set forth above does not purport to be complete and is qualified in its entirety by reference to the Receivables Facility and any amendments thereto which are filed as exhibits and incorporated by reference into the Registration Statement of which this Prospectus forms a part.

                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

    The Debt Securities will constitute either Senior Securities or Subordinated Securities. The Senior Securities will be issued under an Indenture (the "Senior Indenture"), between the Company and the trustee named in the applicable Prospectus Supplement as trustee (the "Senior Trustee"). The Subordinated
Securities will be issued under an Indenture dated as of June   , 1996 (the
"Subordinated Indenture"), between the Company and the trustee named in the applicable Prospectus Supplement as trustee ("the Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures". References to the "Trustee" shall mean the Senior Trustee or the Subordinated Trustee, as applicable. The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the applicable Indenture, copies of which are exhibits to and incorporated in the Registration Statement. Cross references to Sections of the Indentures relate to both the Senior Indenture and the Subordinated Indenture, unless otherwise indicated.

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions do not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

    Neither of the Indentures limits the amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's board of directors or any duly authorized committee of that board ("Board of Directors") and may be denominated in any currency or composite currency designated by the Company. (Section 3.01) Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by the Company or any of its subsidiaries.

    Debt Securities of a series may be issuable in registered form with or without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). (Section 3.01) Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. (Section 3.03) Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the principal of the Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same; (7) the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the date, if any, specified in the Debt Security as the "Regular Record Date" for such interest payment dates; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (9) each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange; (10) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable; (11) the date or dates, if any, after which such Debt Securities may be redeemed or purchased in whole or in part, at the option of the Company or mandatorily pursuant to any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof; (12) the denomination or denominations in which such Debt Securities are authorized to be issued; (13) the currency, currencies or composite currency (including the European Currency Unit as defined and revised from time to time by the Council of the European Communities ("ECU")) based on or related to currencies for which the Debt Securities may be purchased and the currency, currencies or composite currency (including ECU) in which the principal of, premium, if any, and any interest on such Debt Securities may be payable; (14) any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities; (15) whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer

Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series); (16) the payment of any additional amounts with respect to the Debt Securities; (17) whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below); (18) information with respect to book-entry procedures, if any; (19) any additional covenants or Events of Default not currently set forth in the applicable Indenture; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

    If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto. A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

    Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of such Debt Securities. (Section 3.01) There may not be any periodic payments of interest on Original Issue Discount Securities as defined herein. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Prospectus Supplement, the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. (Section 7.02) Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, WAIVERS, ETC.

    An Event of Default with respect to Debt Securities of any series is defined in the Indentures as (i) default in the payment of the principal of or premium, if any, on any Debt Security of such series when due, (ii) default in the payment of interest upon any Debt Security of such series when due and the continuance of such default for a period of 30 days, (iii) default in the observance or performance of any other covenant or agreement of the Company or C&A Co. in the Debt Securities of such series or the Indenture with respect to such Debt Securities of such series and continuance of such default for 90 days after written notice, (iv) certain events of bankruptcy, insolvency or reorganization of the Company or C&A Co. or (v) any other Event of Default provided with respect to Debt Securities of any series. (Section 7.01)

    If any Event of Default with respect to any series of Debt Securities for which there are Debt Securities outstanding under the Indentures occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal amount (or if such Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Debt Securities of any series outstanding under the Indentures may waive the consequences of an Event of Default resulting in acceleration of such Debt Securities, but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. (Section 7.02) If an Event of Default occurs and is continuing, the Trustee may in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Debt Securities of any series outstanding under the Indentures and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Indentures, proceed to protect the rights of the holders of all the Debt Securities of such series. (Sections 7.03 and 7.07) If the Trustee fails within 60 days after its receipt of such a written request and offer of indemnity to institute any such proceeding, any holder of a Debt Security who has previously given notice to the Trustee of a continuing Event of Default may institute such a proceeding. (Section 7.07) The holders of a majority in aggregate principal amount of Debt Securities of any series outstanding under the Indentures may waive any past default under the Indentures except a default in the payment of principal of, premium, if any, or interest on the Debt Securities of such series and except for the waiver of a covenant or provision that, pursuant to the Indentures, cannot be modified or amended without the consent of holders of all such Debt Securities then outstanding. (Section 7.13)

    The Indentures provide that in the event of an Event of Default specified in clauses (i) or (ii) of the first paragraph under "Events of Default, Waivers, Etc.", the Company will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Debt Security, the whole amount then due and payable on such Debt Security for principal, premium, if any, and interest. The Indentures further provide that if the Company fails to pay such amount forthwith upon such demand, the applicable Trustee may, among other things, institute a judicial proceeding for the collection thereof. (Section 7.03)

    The Indentures also provide that notwithstanding any other provision of the Indentures, the holder of any Debt Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Debt Security when due and that such right may not be impaired without the consent of such holder. (Section 7.08)

    The Company is required to file annually with the Trustee a written statement of officers as to the existence or non-existence of defaults under the Indentures or the Debt Securities. (Section 5.05)

GUARANTEE

    C&A Co., as primary obligor and not merely as surety, will irrevocably, fully and unconditionally guarantee on either an unsecured senior basis, an unsecured senior subordinated basis or an unsecured junior subordinated basis, as applicable, the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Indenture, Subordinated Indenture and the Debt Securities, whether for principal of or interest on the Debt Securities, expenses, indemnification or otherwise (all such obligations guaranteed by C&A Co. being herein called the "Guaranteed Obligations"). C&A Co. will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantee with respect to C&A Co. (Section 14.01 of Senior Indenture and
Section 15.01 of Subordinated Indenture) Such Guarantee, however, will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by C&A Co. without rendering the Guarantee, as it relates to C&A Co., voidable under applicable law relating to fraudulent conveyance or fraudulent transfer. (Section 14.02 of Senior Indenture and Section 15.02 of Subordinated Indenture) C&A Co. has no material assets other than the common stock of the Company.

    The Guarantee is a continuing guarantee and will (i) remain in full force and affect until payment in full of all the Guaranteed Obligations, (ii) be binding upon C&A Co. and (iii) enure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns. (Section
14.03 of Senior Indenture and Section 15.03 of Subordinated Indenture) Upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligations, C&A Co. shall, upon receipt of written demand by the Trustee, pay or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (a) unpaid principal amount of such Guaranteed Obligations, (b) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (c) all other monetary Guaranteed Obligations of the Company to the holders and the Trustee. See "Events of Default, Waivers, Etc." for a description of rights in an Event of Default.

REGISTRATION AND TRANSFER

    Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities. (Section 2.01) If Bearer Securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

    Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities issued as Registered Securities will be without coupons. Debt Securities issued as Bearer Securities will have interest coupons attached, unless issued as zero coupon securities. (Section 2.01)

    Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Debt Securities of the same series at the office of the security registrar appointed by the Company (the "Security Registrar") specified according to the terms of the applicable Indenture. The Company has agreed in each of the Indentures that, with respect to Registered Securities having the City of New York as a place of payment, the Company will appoint a Security Registrar or a co-security registrar, as may be appropriate (the "Co-Security Registrar") located in the City of New York for such transfer or exchange. Unless otherwise provided in the applicable Prospectus Supplement, such transfer or exchange shall be made without service charge, but the Company may require payment of any taxes or other governmental charges as described in the applicable Indenture. Provisions relating to the exchange of Bearer Securities for other Debt Securities of the same series (including, if applicable, Registered Securities) will be described in the applicable Prospectus Supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities. (Section 3.05)

GLOBAL SECURITIES

    Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. (Section 3.01) Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 2.04) Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. (Section 3.05)

    The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. (Sections 1.12 and 3.08)

    Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any person authorized by the Company to pay the principal of, premium, if any, or interest on any Debt Securities or any coupons appertaining thereto on behalf of the Company ("Paying Agent"), and the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 3.08)

    Subject to certain restrictions relating to Bearer Securities, the Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, will credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

    If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. (Section 3.05) In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. (Section 3.05) Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. (Section 3.05) In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). (Section 3.05) Debt Securities of such series so issued in definitive form will be issued (i) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (ii) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (iii) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Sections 3.02 and 3.05) Certain restrictions may apply, however, on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. At the option of the Company, payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the applicable security register kept by the Company ("Security Register") or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment. (Sections 3.07 and 5.02)

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time or, at the option of the holder, by check mailed to any address outside the United States or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such interest payment date. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. (Sections 3.07, 5.01 and 5.02)

CONSOLIDATION, MERGER OR SALE OF ASSETS

    Each Indenture provides that the Company may not, without the consent of the holders of the Debt Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer its assets substantially as an entirety to any single person, unless (i) any such successor assumes the Company's obligations on the applicable Debt Securities and under the applicable Indenture, (ii) after giving effect thereto, no Event of Default shall have happened and be continuing and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and the supplemental indenture pursuant to which the successor assumes the Company's obligations on the applicable Debt Securities comply with Article 10 of the applicable Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 10.01) Accordingly, unless otherwise specified in an applicable Prospectus Supplement, any such consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above, would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described above under "Events of Default, Waivers, Etc." Additionally, upon any such consolidation or merger, or any such conveyance or transfer of the properties and assets of the Company substantially as an entirety, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under each Indenture with the same effect as if such successor person had been named as the Company. In the event of any such conveyance or transfer, the Company as the predecessor corporation and C&A Co. shall be relieved of all obligations and covenants under each Indenture and may be dissolved, wound up and liquidated at any time thereafter. (Section 10.02)

LEVERAGED AND OTHER TRANSACTIONS

    Neither Indenture contains provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company which could adversely affect the holders of Debt Securities. Provisions, if any, applicable to any such transaction will be described in an applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

    Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made which affect the rights of the holders of such Debt Securities, except that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things, (i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to such Indenture, or reduce the principal amount thereof or any premium thereon, or change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or (ii) reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter such Indenture. (Section 9.02)

    Each Indenture also provides that, without the consent of any holder of Debt Securities, the Company, when authorized by a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to such Indenture to (i) evidence the succession of another corporation or person to the Company or C&A Co., as the case may be, in the Indenture and in the Debt Securities, (ii) evidence and provide for a successor Trustee, (iii) add to the covenants of the Company or C&A Co. for the benefit of the holders of Debt Securities of all or any series or to surrender any right or power conferred upon the Company or C&A Co. in the Indenture, (iv) cure any ambiguity, correct or supplement any provision which may be inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided the interests of the holders of Debt Securities of any series are not adversely affected in any material respect, (v) add any additional Events of Default, (vi) make certain changes with respect to Bearer Securities which do not adversely affect the interests of the holders of Debt Securities of any series in any material respect, (vii) add to, change or eliminate any provision of the Indenture; provided that such addition, change or elimination (a) becomes effective only when there is no Debt Security outstanding of a series created prior to the execution of such supplemental indenture which is adversely affected or (b) does not apply to any outstanding Debt Securities, (viii) establish the form or terms of Debt Securities of any series as permitted under the Indenture, (ix) add to or change provisions to permit or facilitate the issuance of Debt Securities convertible into other securities, (x) evidence any changes to corporate Trustee eligibility authorized by the Trust Indenture Act of 1939, as in force as of the date an Indenture is executed and, to the extent required by law, as thereafter amended (the "Trust Indenture Act"), or (xi) add to or change or eliminate any provision of the Indenture as necessary to comply with the Trust Indenture Act provided such action does not adversely affect the interests of the holders of Debt Securities of any series in any material respect. (Section 9.01).

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

    The Indentures contain certain limitations on the right of the Trustee, if and when the Trustee becomes a creditor of the Company (or any other obligor upon the Debt Securities), regarding the collection of such claims against the Company (or any such other obligor). (Section 8.13) Except as provided in the following sentence, the Indentures do not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is a default with respect to any series of Debt Securities, it must eliminate such conflict or resign. (Section 8.08)

                               SENIOR SECURITIES

    The Senior Securities will be direct, unsecured obligations of the Company and will rank pari passu with all outstanding unsecured senior indebtedness of the Company.

                            SUBORDINATED SECURITIES

    The Subordinated Securities will be direct, unsecured obligations of the Company and will be subject to the subordination provisions described below.

SUBORDINATION

    The payment of the principal of, premium (if any) and interest on the Subordinated Securities and other payment obligations of the Company in respect of the Subordinated Securities is subordinated in right of payment, as set forth in the Subordinated Indenture, to the payment in cash when due of all Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness of the Company. (Section

14.01 of Subordinated Indenture) However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust is not subordinate to any Senior Indebtedness or, if applicable, Senior Subordinated Indebtedness or subject to the restrictions described herein if such money was permitted to be deposited in such trust at the time of deposit. (Section 14.12 of Subordinated Indenture) At January 27, 1996, outstanding Senior Indebtedness of the Company was $761.8 million (excluding unused commitments, approximately $128.0 million in off-balance sheet financing under the Receivables Facility and approximately $28.1 million of outstanding letters of credit), and the Company did not have any Senior Subordinated Indebtedness. At that date the Company's continuing subsidiaries had approximately $56.4 million of indebtedness for borrowed money (excluding intercompany balances), trade and other liabilities substantially in excess of that amount and approximately $688.8 million of guarantees of Senior Indebtedness of the Company. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Subordinated Securities, even though such obligations may not constitute Senior Indebtedness or Senior Subordinated Indebtedness. The Subordinated Securities therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. The domestic subsidiaries of the Company have guaranteed the Company's obligations pursuant to the Credit Agreement.

    Senior Indebtedness is defined in the Subordinated Indenture as (i) all obligations of the Company, whether direct or by guarantee, to pay principal, interest (including all interest accruing after the filing of a petition by or against the Company under any Bankruptcy Law, in accordance with and at the rate, including any default rate, specified in the Credit Agreement, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law), fees, expenses, reimbursement obligations, indemnities and other amounts payable under or in connection with the Credit Agreement, whether outstanding on the date of the Subordinated Indenture or thereafter created, assumed or incurred, (ii) the principal of, premium, if any, and interest (including all interest accruing after the filing of a petition by or against the Company under any Bankruptcy Law in accordance with and at the rate, including any default rate, specified with respect to such indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law) on, (a) all the Company's other indebtedness for money borrowed whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness (including any securities issued under the Subordinated Indenture) as is by its terms expressly stated to be not superior in right of payment to the subordinated securities issued under the Subordinated Indenture and (b) any deferrals, renewals or extensions of any such Senior Indebtedness and (iii) all Interest Swap Obligations of the Company in respect of Senior Indebtedness, except that Senior Indebtedness will not include (1) any obligation of the Company to any subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of the Company which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of the Company, including any senior subordinated indebtedness and any subordinated obligations, or (5) any obligations with respect to any capital stock. The term "indebtedness for money borrowed" as used in the foregoing sentence means any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. (Section 1.01 of Subordinated Indenture) There is no limitation on the issuance of additional Senior Indebtedness of the Company. The Senior Securities constitute Senior Indebtedness under the Subordinated Indenture.

    The Subordinated Securities may rank pari passu with other subordinated indebtedness of the Company or may, if indicated in the applicable Prospectus Supplement, be subordinate to Senior Subordinated Indebtedness, including other series of Subordinated Securities. (Section 3.01 Subordinated Indenture) "Senior Subordinated Indebtedness" means any indebtedness of the Company that is not subordinated by its terms in right of payment to any indebtedness or obligation of the Company which is not Senior Indebtedness and which is senior in right of payment to the Debt Securities. (Section 1.01 of Subordinated Indenture)

    Neither the Company nor C&A Co. may directly or indirectly (nor shall any direct or indirect payment or distribution be made by or on behalf of the Company or C&A Co. in respect of the following) pay principal of, premium (if any) or interest on the Subordinated Securities and other payment obligations of the Company in respect of the Subordinated Securities, make any deposits pursuant to the defeasance provisions in the Subordinated Indenture or otherwise purchase, redeem or retire any Subordinated Securities (collectively, "pay the Subordinated Securities") if (i) any Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness, and, if applicable, Senior Subordinated Indebtedness occurs and the maturity of such Senior Indebtedness, and, if applicable, Senior Subordinated Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness has been paid in full in cash. However, the Company and C&A Co. may pay the Subordinated Securities without regard to the foregoing if the Company, C&A Co. and the Trustee receive written notice approving such payment from the Representatives (as defined below) of the holders of Senior Indebtedness, and, if applicable, Senior Subordinated Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. Representative of the holders of Senior Indebtedness or Senior Subordinated Indebtedness means a trustee, agent or other representative (if any) for an issue of such Senior Indebtedness or Senior Subordinated Indebtedness, as applicable. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Senior Indebtedness, and, if applicable, Senior Subordinated Indebtedness, pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, neither the Company nor C&A Co. may pay the Subordinated Securities for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company and C&A Co.) of written notice (a "Blockage Notice") of such default from the Representatives of the holders of such Senior Indebtedness, and, if applicable, Senior Subordinated Indebtedness, specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (a) by written notice to the Trustee, the Company and C&A Co. from the Person or Persons who gave such Blockage Notice, (b) because the default giving rise to such Blockage Notice is no longer continuing or (c) because such Senior Indebtedness, and, if applicable, Senior Subordinated Indebtedness, has been repaid in full in cash). Notwithstanding the provisions described in the immediately preceding sentence, unless one of the events described in clause (i) or (ii) of this paragraph is then continuing, the Company and C&A Co. may resume payments on the Subordinated Securities after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness, and, if applicable, Senior Subordinated Indebtedness during such period. (Section 14.03 of Subordinated Indenture)

    Upon any payment or distribution of the assets or securities of the Company or C&A Co. to creditors upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or C&A Co. or their property, or in connection with a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or C&A Co. or their respective property, or in connection with an assignment for the benefit of creditors or any marshalling of assets and liabilities of the Company or C&A Co., the holders of Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness will be entitled to receive payment in full in cash of the Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness before the holders of Subordinated Securities are entitled to receive any payment or distribution, and until the Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness is paid in full, any payment or distribution to which holders of Subordinated Securities would be entitled but for the subordination provisions of the Subordinated Indenture will be made to holders of the Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness as their interests may appear. (Section 14.02 of Subordinated Indenture) If a distribution is made to holders of Subordinated Securities that, due to the subordination provisions, should not have been made to them, such holders of Subordinated Securities are required to hold it in trust for the holders of Senior Indebtedness or Senior Subordinated Indebtedness, as the case may be, and pay it over to them as their interests may appear. (Section 14.05 of Subordinated Indenture)

    If payment of the Subordinated Securities is accelerated because of an Event of Default, the Company, C&A Co. or the Trustee will promptly notify the holders of Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness or the Representatives of such holders of the acceleration. The Company may not pay the Subordinated Securities until five business days after such holders or the Representatives of the Senior Indebtedness and, if applicable, Senior Subordinated Indebtedness receive notice of such acceleration and, thereafter, may pay the Subordinated Securities only if the subordination provisions of the Subordinated Indenture otherwise permit payment at that time. (Section 14.04 of Subordinated Indenture)

    By reason of such subordination provisions contained in the Subordinated Indenture, in the event of insolvency, creditors of the Company or C&A Co. who are holders of Senior Indebtedness or Senior Subordinated Indebtedness may recover more, ratably, than the holders of Subordinated Securities, and creditors of the Company who are not holders of Senior Indebtedness or Senior Subordinated Indebtedness may recover less, ratably, than holders of Senior Indebtedness or Senior Subordinated Indebtedness, as the case may be, and may recover more, ratably, than the holders of Subordinated Indebtedness.

Definitions

    "Designated Senior Indebtedness" means (i) the Credit Agreement and (ii) to the extent expressly so designated in the agreement or instrument evidencing such Senior Indebtedness each series of Senior Indebtedness having an aggregate principal amount (or available commitments) of at least $25 million.

    "Credit Agreement" means the collective reference to (i) the Credit Agreement, dated as of June 22, 1994, by and among Collins & Aikman Corporation, Collins & Aikman Products Co., Collins & Aikman Canada Inc., the Lenders referred to therein, Continental Bank, N.A. and NationsBank, N.A., as Managing Agents, and Chemical Bank, as Administrative Agent, and (ii) the Credit Agreement dated as of December 22, 1995, by and among Collins & Aikman Corporation, Collins & Aikman Products Co., the Lenders named therein and Chemical Bank, as Administrative Agent, and all promissory notes, guarantees, security agreements, pledge agreements, deeds of trust, mortgages, letters of credit and other instruments, agreements and documents executed pursuant thereto or in connection therewith, as each may be amended, extended, renewed, restated, replaced, refinanced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement governing Indebtedness incurred to refund or refinance a portion of the borrowings and commitments then outstanding or permitted to be outstanding under the Credit Agreement or such agreement; provided that such refunding or refinancing by its terms states that it is intended to be senior in right of payment to the Subordinated Securities. The Company shall promptly notify the Trustee of any such refunding or refinancing of the Credit Agreement; provided that failure to give such notice shall not impair the subordination provisions hereof.

    "Interest Swap Obligation" means any obligation of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount. The term "Interest Swap Obligation" shall also include interest rate exchange, collar, cap, swap option or similar agreements providing interest rate protection.

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities to one or more underwriters (acting alone or through underwriting syndicates led by one or more managing underwriters) or dealers for public offering and sale by them or may sell the Debt Securities to investors directly or through agents designated from time to time. The Prospectus Supplement with respect to the Debt Securities offered thereby describes the terms of the offering of such Debt Securities and the method of distribution of the Debt Securities offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

    The Debt Securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Debt Securities, underwriters, dealers or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of the Debt Securities may engage in other transactions with, and perform other services for, the Company in the ordinary course of business.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Debt Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Debt Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    This Prospectus and the related Prospectus Supplement may be used by the Company or any of its affiliates, including WP Securities, in connection with offers and sales related to secondary market transactions in the Debt Securities. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

                             CERTAIN LEGAL MATTERS

    Certain legal matters in connection with the Debt Securities will be passed upon for the Company by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Ave., New York, NY 10019. Certain legal matters will be passed upon for the underwriters or agents, if any, named in a Prospectus Supplement, by Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022. From time to time, Jones, Day, Reavis & Pogue provides legal services to C&A Co. and the Company and other entities in which the principal stockholders of C&A Co. have equity interests.

                                    EXPERTS

    The consolidated financial statements and schedules of C&A Co. incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                              -------------------

    No person is authorized to give any information or to make any representations other than those contained in this Prospectus or any accompanying Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus and any accompanying Prospectus Supplement nor any sale of or offer to sell the Debt Securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that the information herein is correct as of any time after the date hereof. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by the registrant in connection with the distribution of the Debt Securities.


Securities and Exchange Commission registration fee.............   $138,031*
Trustee's fees and expenses.....................................     20,000
Printing and engraving expenses.................................     25,000
Rating agency fees..............................................    160,000
Accounting fees and expenses....................................     20,000
Legal fees and expenses.........................................     75,000
Blue Sky fees and expenses (including fees and expenses of
counsel)........................................................     20,000
Miscellaneous expenses..........................................     10,000
                                                                   --------
Total Expenses..................................................    468,031
                                                                   --------

- ------------

* Includes $137,931 previously paid in connection with Registration Statement No. 33-62665.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Each Registrant is a Delaware corporation.Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a "derivative action"), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise (an "indemnitee") against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation with respect to any claim, issue or matter in the derivative action. The statute further provides for the mandatory indemnification of an indemnitee who is successful on the merits or otherwise in defending any action, suit or proceeding described in the statute or in defence of any claim, issue or matter therein, and authorizes a corporation to pay in advance any expenses incurred by an indemnitee in any covered proceeding, provided that a director or officer must furnish to the corporation an undertaking to repay the amounts advanced if it is ultimately determined that the director or officer is not entitled to indemnification. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

    Each Registrant's By-Laws provide that any person made a party to or threatened to be made a party to or otherwise involved in any action, suit or proceeding by reason of the fact he or she is or was a director or officer of the Registrant, or is or was a director, officer, employee or agent of any other enterprise for which he or she served as such at the request of the Registrant, shall be indemnified by the

Registrant to the fullest extent authorized by the DGCL against all expenses (including attorneys' fees) reasonably incurred by such indemnitee (except, with limited exceptions, for suits brought by the indemnitee unless authorized by the Board of Directors of the Registrant). Such right of indemnification includes the right to be paid, in advance, all expenses incurred in connection with the defense of a proceeding (upon receipt of any required undertaking) and is a contract right and shall not be deemed exclusive of any other rights to which such director or officer may be entitled outside the indemnification provisions of said By-Laws.

    Section 102(b)(7) of the DGCL permits a corporation organized thereunder to include in its certificate of incorporation a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation of each of the Registrants eliminates the liability of directors to the full extent permitted by the DGCL (as it exists or may be amended).

    The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article VIII of Collins & Aikman Corporation's By-Laws and Article Eighth of its Restated Certificate of Incorporation and
Article VIII of Collins & Aikman Products Co.'s By-Laws and Article Eight of its Certificate of Incorporation, as applicable.

    C&A Co. has insurance coverage under policies issued to it (which policies also cover the Company) for losses by any person who is or hereafter may be a director or officer of C&A Co. arising from claims against that person for any wrongful act (subject to certain exceptions) in his or her capacity as a director or officer of C&A Co. or any of its subsidiaries, including the Company. The policies also provide for reimbursement to C&A Co. or its subsidiaries for indemnification given by them pursuant to common or statutory law or the Certificate of Incorporation or the By-Laws or any contract to any such person arising from any such claims. The policies' present coverage is limited to a maximum of $50 million for claims made in a single year and there is a deductible of $1 million.

ITEM 16. EXHIBITS

(1)      --Proposed form of Debt Securities Underwriting Agreement.**

(4.1)    --Form of Senior Indenture.**

(4.2)    --Form of Subordinated Indenture.**

(5)      --Opinion of Cravath, Swaine & Moore.**

(12)     --Statement regarding the computation of the ratio of earnings to fixed charges.**

(23.1)   --Consent of Arthur Andersen LLP, Independent Public Accountants.*

(23.2)   --Consent of Counsel (included in Exhibit (5)).**

(24)     --Powers of Attorney (included on signature pages hereof).

(25)     --Statement of Eligibility and Qualification on Form T-1 of Trustee (bound separately).***

- ------------

*   Filed herewith.

** Incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 33-62665).

*** To be filed.

ITEM 17. UNDERTAKINGS
A. UNDERTAKING PURSUANT TO RULE 415

    The undersigned Registrants hereby undertake:

    (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by one of the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement;

    (b) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

    The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Collins & Aikman Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D. UNDERTAKING IN RESPECT OF RULE 430A

    The undersigned Registrants hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. UNDERTAKING IN RESPECT OF QUALIFICATION OF TRUST INDENTURES UNDER THE TRUST INDENTURE ACT OF 1939 FOR DELAYED OFFERINGS

    The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on June 3, 1996.

                                          COLLINS & AIKMAN PRODUCTS CO.

                                          By:   /s/ J. MICHAEL STEPP
                                              ..................................

                                              Name: J. Michael Stepp
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Thomas E. Hannah, David A. Stockman and Randall
J. Weisenburger, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of Collins & Aikman Products Co., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

              SIGNATURE                                TITLE                       DATE
- -------------------------------------  -------------------------------------   -------------

        /s/ THOMAS E. HANNAH           Director, President and Chief           June 3, 1996
 .....................................    Executive Officer (Principal
         (Thomas E. Hannah)              Executive Officer)

        /s/ J. MICHAEL STEPP           Executive Vice President and Chief      June 3, 1996
 .....................................    Financial Officer (Principal
         (J. Michael Stepp)              Financial and Accounting Officer)

        /s/ DAVID A. STOCKMAN          Director                                June 3, 1996
 .....................................
         (David A. Stockman)

     /s/ RANDALL J. WEISENBURGER       Director                                June 3, 1996
 .....................................
      (Randall J. Weisenburger)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on June 3, 1996.

                                          COLLINS & AIKMAN CORPORATION

                                          By:   /s/ J. MICHAEL STEPP
                                              ..................................
                                              Name: J. Michael Stepp
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Thomas E. Hannah, David A. Stockman and Randall
J. Weisenburger, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto), to this Registration Statement on Form S-3 of Collins & Aikman Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

              SIGNATURE                                TITLE                       DATE
- -------------------------------------  -------------------------------------   -------------

        /s/ THOMAS E. HANNAH           Director and Chief Executive Officer    June 3, 1996
 .....................................    (Principal Executive Officer)
         (Thomas E. Hannah)

        /s/ J. MICHAEL STEPP           Executive Vice President and Chief      June 3, 1996
 .....................................    Financial Officer (Principal
         (J. Michael Stepp)              Financial and Accounting Officer)

        /s/ DAVID A. STOCKMAN          Co-Chairman of the Board of Directors   June 3, 1996
 .....................................
         (David A. Stockman)

     /s/ RANDALL J. WEISENBURGER       Co-Chairman of the Board of Directors   June 3, 1996
 .....................................
      (Randall J. Weisenburger)

 .....................................  Director
          (Robert C. Clark)

     /s/ GEORGE L. MAJOROS, JR.       Director                                June 3, 1996
 .....................................
      (George L. Majoros, Jr.)

              SIGNATURE                                TITLE                       DATE
- -------------------------------------  -------------------------------------   -------------
        /s/ JAMES J. MOSSMAN           Director                                June 3, 1996
 .....................................
         (James J. Mossman)

        /s/ WARREN B. RUDMAN           Director
 .....................................
         (Warren B. Rudman)

     /s/ STEPHEN A. SCHWARTZMAN        Director                                June 3, 1996
 .....................................
      (Stephen A. Schwartzman)

    /s/ W. TOWNSEND ZIEBOLD, JR.       Director                                June 3, 1996
 .....................................
     (W. Townsend Ziebold, Jr.)